MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT made as of the 14th day of June 2017, between USAA ASSET MANAGEMENT COMPANY, a corporation organized under the laws of the state of Delaware and having a place of business in San Antonio, Texas (the "Manager"), and USAA ETF TRUST, a statutory trust organized under the laws of the state of Delaware and having a place of business in San Antonio, Texas (the "Trust").

WHEREAS, the Trust is engaged in business as an open-end management investment company and is so registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Manager is engaged principally in the business of rendering investment management services and is registered under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Trust is authorized to issue shares of beneficial interest (the "Shares") in separate series with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust intends to initially offer shares of the series as listed on Schedule A hereto, and may issue shares in any other series as to which this Agreement may hereafter be made applicable and as may be added to Schedule A hereto (each such series being herein referred to as a "Fund," and collectively as the "Funds"); and

WHEREAS, the Trust desires to retain the Manager to render certain management and investment advisory services as described hereunder and the Manager is willing to perform such services;

NOW, THEREFORE, WITNESSETH: That it is agreed between the parties hereto as follows:

1.APPOINTMENT OF MANAGER.

The Trust hereby appoints the Manager to act as manager and investment adviser to the Funds for the period and on the terms herein set forth. The Manager accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.DUTIES OF MANAGER.

(a)INVESTMENT PROGRAM. Subject to the delegation of any such duties to one or more investment subadvisers ("Subadvisers") as provided in Section 3 hereof, and consistent with its fiduciary duties, the Manager, at its own expense, will directly manage the assets of each Fund and provide the following services to the Funds: (i) furnish continuously an investment program for the Fund, (ii) determine (subject to the overall supervision and review of the Board of Trustees of the Trust) what investments shall be purchased, held, sold or exchanged by the Fund and what portion, if any, of the assets of the Fund shall be held uninvested, and (iii) make changes on behalf of the Trust in the investments of the Fund. Subject to the general supervision

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and control of the Board and under the terms and conditions set forth in this Agreement, the Manager will monitor the implementation of each Fund's investment program and assess each Fund's investment objectives and policies, composition, investment style and investment process. From time to time, as requested by the Board or deemed necessary or appropriate by the Manager, the Manager will (i) develop and evaluate strategic initiatives with respect to the Trust and its Funds; (ii) make recommendations to the Board regarding the investment program of the Trust and its Funds, including any changes to Fund investment objectives and policies;

(iii)coordinate and/or implement strategic initiatives approved by the Board; and (iv) prepare and provide reports to the Board on the impact of such strategic initiatives on the Trust and its Funds.

(b)SECURITIES LENDING ACTIVITIES. The Manager shall provide the following services with respect to any securities lending activities on behalf of each Fund that engages in such activities: (i) assist the securities lending agent for each such Fund (the "Agent") to determine which securities are available for loan, (ii) monitor the Agent's activities to ensure that securities loans are effected in accordance with the Manager's instructions and in accordance with applicable procedures and guidelines adopted by the Board, (iii) make recommendations to the Board regarding Funds' participation in securities lending; (iv) prepare appropriate periodic reports for, and seek appropriate periodic approvals from, the Board with respect to securities lending activities, (v) respond to Agent inquiries concerning Agent's activities, and (vi) such other related duties as may be necessary or appropriate.

3.SUBADVISERS.

(a)Subject to the general supervision and control of the Board and under the terms and conditions set forth in this Agreement, the Manager, at its own expense, may select and contract with one or more Subadvisers to manage the investment operations and composition of any Fund and render investment advice for the Fund, including the purchase, retention and disposition of the investments, securities and cash contained in each Fund, in accordance with such Fund's investment objectives, policies and restrictions as stated in the Trust's Master Trust Agreement, By-Laws and such Fund's Prospectus and Statement of Additional Information ("SAI"), as is from time to time in effect; provided that, (i) the Manager will continue to have overall supervisory responsibility for the general management and investment of each Fund's assets, (ii) the Manager will oversee the performance of delegated functions by each Subadviser, and (iii) any contract with a Subadviser (a "Subadvisory Agreement") shall be in compliance with and approved in the manner required by the 1940 Act and rules thereunder or in accordance with exemptive or other relief granted by the Securities and Exchange Commission ("SEC") or its staff.

(b)Subject to the general supervision and control of the Board, the Manager will have full discretion to (i) select new or additional Subadvisers for each Fund, (ii) enter into and materially modify existing Subadvisory Agreements, and (iii) terminate and replace any

Subadviser. In connection with the Manager's responsibilities herein, the Manager will assess each Fund's investment focus and will seek to implement decisions with respect to the allocation and reallocation of each Fund's assets among one or more current or additional Subadvisers from time to time, as the Manager deems appropriate, to enable each Fund to achieve its investment goals. In addition, the Manager will monitor each Subadviser's implementation of the investment

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objectives, policies and restrictions of any Fund (or portion of any Fund) under the management of such Subadviser, and review and report to the Board on the performance of each Subadviser. The Manager will furnish, or cause the appropriate Subadviser(s) to furnish, to the Trust such statistical information, with respect to the investments that a Fund (or portions of any Fund) may hold or contemplate purchasing, as the Trust may reasonably request. On the Manager's own initiative, the Manager will apprise, or cause the appropriate Subadviser(s) to apprise, the Trust of important developments materially affecting each Fund (or any portion of a Fund that they advise) and will furnish the Trust, from time to time, with such information as may be appropriate for this purpose. Further, the Manager agrees to furnish, or cause the appropriate Subadviser(s) to furnish, to the Board such periodic and special reports as the Board may reasonably request. In addition, the Manager agrees to cause the appropriate Subadviser(s) to furnish to third-party data reporting services all currently available standardized performance information and other customary data.

4.COMPENSATION

(a)For the services to be provided by the Manager hereunder with respect to each Fund (with the exception of the compensation paid to the Manager for its services under Section 4(b) of this Agreement), the Trust shall pay to the Manager an annual investment management fee equal to the amount set forth on Schedule A attached hereto of the average daily net assets of each Fund's net assets. Schedule A shall be amended from time to time to reflect the addition and/or termination of any Fund as a Fund hereunder and to reflect any change in the management fees payable with respect thereto. All fees payable hereunder shall be accrued daily and paid as soon as practicable after the last day of each calendar month. In case of commencement or termination of this Agreement with respect to any Fund during any calendar month, the fee with respect to such Fund for that month shall be reduced proportionately based upon the number of calendar days during which it is in effect, and the fee shall be computed upon the average daily net assets of such Fund for the days during which it is in effect.

(b)For the services provided by the Manager under Section 2(b) with respect to each Fund, the Manager shall receive the compensation set forth in Schedule B.

(c)For the purpose of determining fees payable to the Manager, the daily value of a

Fund's net assets will be computed at the times and in the manner specified in the Fund's current

Prospectus or SAI, and on days on which the net assets are not so determined, the net asset value computation to be used will be as determined on the immediately preceding day on which the net assets were determined.

(d)In the event this Agreement is terminated as of a date other than the last day of the fiscal year of the Trust, the Manager shall pay the Trust a pro rata portion of the amount that the Manager would have been required to pay, if any, had this Agreement remained in effect for the full fiscal year.

5.EXPENSES

(a)The Manager. The Manager will furnish to each Fund, as applicable, at

Manager's own expense and without remuneration from or other cost to the Fund, the following:

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(i)Personnel. The Manager will provide, and pay the salaries of, all necessary executive and other personnel, including (A) Trustees and officers of the Trust who are officers, directors/trustees, partners, or employees of Manager or its affiliates,

(B)personnel responsible for the performance of clerical and other office functions not

(1) related to or to be performed under the Trust's contract(s) for administration, custodial, accounting, bookkeeping, transfer agency, and dividend disbursing agency or similar services by any entity, selected to perform such services under such contracts, or

(2) related to the services to be provided by any Sub-Adviser pursuant to a Subadvisory Agreement;

(ii)Office Space. Office space in the offices of itself or in such other place as may be reasonably agreed upon by the parties hereto from time to time, and all necessary office facilities and equipment; and

(iii)Cooperation with Trust Agents. Cooperation with and reasonable assistance to the Trust, any Trust custodian or foreign sub-custodians, any Trust pricing agents and all other agents and representatives of the Trust, such information with respect to the Funds as they may reasonably request from time to time in the performance of their obligations, provide prompt responses to reasonable requests made by such persons and establish appropriate interfaces with each so as to promote the efficient exchange of information and compliance with applicable laws and regulations.

(b)The Funds. The Trust or Fund, as applicable, will pay all expenses of its organization, operations, and business not specifically assumed or agreed to be paid by the Manager, as provided in this Agreement. Without limiting the generality of the foregoing, the Trust will pay, or arrange for payment of, the following:

(i)Manager's Fee. Compensation payable to the Manager under section 4 of this Agreement;

(ii)Securities Lending Fees. Fees and expenses related to the securities lending activities of a Fund, including the compensation paid to the Manager under section 4(b) of this Agreement; and

(iii)Preparing, Printing and Mailing of Certain Documents. The costs of preparing, setting in type, printing and mailing of Prospectuses, Prospectus supplements, SAIs, annual, semiannual and periodic reports, and notices and proxy solicitation materials required to be furnished to shareholders of the Trust or regulatory authorities, and all tax returns;

(iv)Registration Fees and Expenses. All legal and other fees and expenses incurred in connection with the affairs of the Trust, including those incurred with respect to registering its shares with regulatory authorities and all fees and expenses incurred in connection with the preparation, setting in type, printing, and filing with necessary regulatory authorities of any registration statement and Prospectus, and any amendments or supplements that may be made from time to time, including registration, filing and other fees in connection with requirements of regulatory authorities;

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(v)Custodian and Accounting Services. All expenses of the transfer, receipt, safekeeping, servicing and accounting for the Trust's cash, securities, and other property, including all charges of depositories, custodians, and other agents, if any, as well as all expenses of calculating the net asset value per share of each Fund, including the cost of any equipment or services to obtain price quotations;

(vi)Legal and Accounting Fees and Expenses. The charges for the services and expenses of the independent accountants and legal counsel retained by the Trust, for itself or its Independent Trustees;

(vii)Transfer Agent. The charges and expenses of maintaining shareholder accounts, including all charges of transfer, bookkeeping, and dividend disbursing agents appointed by the Trust;

(viii)Transaction Costs. All brokers' commissions, transactions costs and issue and transfer taxes chargeable to the Trust in connection with securities or other transactions to which the Trust is a party;

(ix)Taxes. All taxes and corporate fees payable by or with respect to the Trust to federal, state, or other governmental agencies, including preparation of such documents as required by any governmental agency in connection with such taxes;

(x)Trade Association Fees. Any membership fees, dues or expenses incurred in connection with the Trust's membership in any trade association or similar organizations, as approved by the Trustees;

(xi)Bonding and Insurance. All insurance premiums for fidelity and other coverage, as approved by the Trustees;

(xii)Officers and Trustees. Compensation of the officers and Trustees of the Trust who are not officers, directors/trustees, partners or employees of the Manager or its affiliates;

(xiii)Shareholder and Board of Trustees Meetings. All expenses incidental to holding shareholders and Trustees meetings, including the printing of notices and proxy materials and proxy solicitation fees and expenses;

(xiv)Rule 12b-1 Expenses. Expenses incurred in connection with any distribution plan adopted with respect to a Fund in compliance with Rule 12b-1 under the 1940 Act;

(xv)Nonrecurring and Extraordinary Expenses. Extraordinary expenses, such as litigation expenses, including indemnification payments or damages awarded in litigation or settlement of litigation.

(c)Assumption of Expenses. The Manager may, but is not obligated to, enter into a separate agreement with the Trust, pursuant to which the Manager reimburses a Fund's expenses or waives a portion of Manager's fee to the extent necessary to maintain the Fund's expense ratio

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at an agreed-upon amount for an agreed-upon period of time. To the extent and on the terms provided in such separate agreement, the Manager may recoup such expenses reimbursed or waived by it, which a Fund was obligated to pay, and such recoupment will not be considered to be a part of the Manager's compensation under section 4 of this Agreement. The payment or assumption by the Manager of any expense of the Trust or any Fund, which the Manager is not required by this Agreement to pay or assume, shall not obligate the Manager to pay or assume the same or any similar expense of the Trust or any Fund on any subsequent occasion.

6.FUND TRANSACTIONS.

The Manager, acting by its own officers, directors or employees or by a duly authorized subcontractor, is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Fund and is directed to use its best efforts to obtain best execution with respect to all such purchases and sales of portfolio securities for the Fund. Subject to this primary requirement, and maintaining as its first consideration the benefits to the Fund and its shareholders, the Manager shall have the right, subject to the oversight of the Board of Trustees, to follow a policy of selecting brokers and dealers who furnish statistical, research and other services to the Fund or to the Manager.

The Manager may, to the extent permitted under Section 28(e) of the Securities Exchange Act of 1934, as amended ("1934 Act"), cause a Fund to pay a broker or dealer that provides brokerage or research services to the Manager, or Subadviser, as applicable, an amount of commission for effecting a Fund transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Manager determines, in good faith, that such amount of commission is reasonable in relation to the value of such brokerage or research services provided in terms of that particular transaction or the Manager's overall responsibilities to the Fund, the Trust or its other investment advisory clients. To the extent permitted by said Section 28(e), neither the Manager nor any Subadviser shall be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action. The Trust reserves the right to direct the Manager to effect, or to cause Subadvisers to effect, transactions in Fund securities through broker-dealers in a manner that will help generate resources to pay the cost of certain expenses which the Trust is required to pay or for which the Trust is required to arrange payment pursuant to this Agreement. In addition, the Trust hereby agrees that any entity or person associated with the Manager or any Subadviser that is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of a Fund to the extent and as permitted by Section 11(a)(1)(H) of the 1934 Act.

7.RELATIONS WITH TRUST.

Subject to and in accordance with the Master Trust Agreement and Bylaws of the Trust and the Articles of Incorporation and Bylaws of the Manager, respectively, as is from time to time in effect, it is understood that Trustees, officers, agents and shareholders of the Trust are or may be interested in the Manager (or any successor thereof) as directors, officers, or otherwise, that directors, officers, agents and shareholders of the Manager are or may be interested in the Trust as Trustees, officers, shareholders or otherwise, that the Manager (or any such successor) is or may be interested in the Trust as a shareholder or otherwise and that the effect of any such

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interests shall be governed by said Master Trust Agreement, Articles of Incorporation, and both Bylaws.

8.LIABILITY OF MANAGER.

Neither the Manager nor its officers, directors, employees, agents or controlling persons or assigns shall be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or its shareholders in connection with the matters to which this Agreement relates; provided that no provision of this Agreement shall be deemed to protect the Manager against any liability to the Fund to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement. Nor shall any provision hereof be deemed to protect any Trustee or officer of the Trust against any such liability to which he might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of his duties or the reckless disregard of his obligations and duties.

9.DISCLAIMER OF TRUSTEE AND SHAREHOLDER LIABILITY

The obligations of the Trust and the Funds under this Agreement are not binding upon any of the Trustees, officers, employees, agents or shareholders of the Trust and the Funds individually, but bind only the property of a relevant Fund and no other Fund of the Trust. The Manager agrees to look solely to the assets of the Trust and each Fund for the satisfaction of any liability in respect of the Trust and the Funds under this Agreement and will not seek recourse against such Trustees, officers, employees, agents or shareholders, or any of them, or any of their personal assets for such transaction.

10.DURATION AND TERMINATION OF THIS AGREEMENT.

(a)Duration. This Agreement shall become effective upon the date of its execution, provided that, with respect to a Fund, this Agreement will not take effect unless, to the extent required by applicable law, it has first been approved (i) by a vote of a majority of those Trustees of the Trust who are not parties to the Agreement and who are not "interested persons" (as defined in the 1940 Act) of any party to the Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by an affirmative vote of a majority of the outstanding voting securities of such Fund. Unless terminated as herein provided, this Agreement shall remain in full force and effect for two years after such date, except that with respect to any new Fund, this Agreement will continue in effect for two years from the date such Fund is added to this Agreement. Thereafter, if not terminated, this Agreement shall continue in full force and effect from year to year with respect to a Fund so long as such continuance is approved at least annually (a) by either the Trustees of the Trust or by vote of a majority of the outstanding voting shares (as defined in the 1940 Act) of the Fund, and (b) in either event by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.

Any approval of this Agreement by the holders of a majority of the outstanding shares (as defined in the 1940 Act) of any Fund shall be effective to continue this Agreement with respect

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to such Fund notwithstanding (a) that this Agreement has not been approved by the holders of a majority of the outstanding shares of any other Fund, and (b) that this Agreement has not been approved by the vote of a majority of the outstanding shares of the Trust, unless such approval shall be required by applicable law or otherwise.

(b)Termination. This Agreement may be terminated at any time, without payment of any penalty, by vote of the Trustees of the Trust or by vote of a majority of the outstanding shares (as defined in the 1940 Act) of the affected Fund, or by the Manager on sixty (60) days' written notice to the Trust.

(c)Automatic Termination. This Agreement shall automatically terminate in the event of its assignment.

11.NAME OF FUND.

It is understood that the name "USAA," and any logo associated with that name, is the valuable property of the United Services Automobile Association, and that the Fund has the right to include "USAA" as a part of its name only so long as this Agreement shall continue and the Manager is a wholly owned subsidiary of the United Services Automobile Association. Upon termination of this Agreement the Fund shall forthwith cease to use the "USAA" name and logo and shall take appropriate action to change the Fund's name.

12.SERVICES NOT EXCLUSIVE.

The services of the Manager to any Fund hereunder are not to be deemed exclusive, and the Manager shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

13.MISCELLANEOUS.

(a)AMENDMENT OF AGREEMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by each party. No material amendment of this Agreement shall be effective until approved in the manner required by the 1940 Act and rules thereunder or in accordance with exemptive or other relief granted by the SEC or its staff.

(b)SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

(c)GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Texas, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act. To the extent that the applicable laws of the State of Texas conflict with the applicable provisions of the 1940 Act, the latter shall control.

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(d)COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(e)HEADINGS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(f)ENTIRE AGREEMENT. This Agreement states the entire agreement of the parties hereto, and is intended to be the complete and exclusive statement of the terms hereof. It may not be added to or changed orally, and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the 1940 Act.

(g)SHAREHOLDER RIGHTS. For the avoidance of doubt, shareholders of a Fund are not parties to, or intended (or "third-party") beneficiaries of, this Agreement. To the maximum extent permitted by law, this Agreement is not intended to create in any individual shareholder or group of shareholders of a Fund any right to enforce this Agreement or to seek any remedy under this Agreement, either directly or on behalf of the Trust or the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.
USAA ETF TRUST	USAA ASSET MANAGEMENT COMPANY
By: _/s/ Daniel S. McNamara_______________	By: __/s/ Brooks Englehardt____________________
Name: Daniel S. McNamara	Name: Brooks Englehardt
Title: President	Title: President
ATTEST:	ATTEST:
By: __/s/ James G. Whetzel_______	By: __/s/ James G. Whetzel_______
Name: James G. Whetzel	Name: James G. Whetzel
Title: Secretary	Title: Secetary

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SCHEDULE A

TO THE MANAGEMENT AGREEMENT BETWEEN

USAA ETF TRUST AND USAA ASSET MANAGEMENT COMPANY

Management Fees

This Agreement relates to the following Funds:

Fund Name	Effective Date of	Annual Management Fee (as
	Agreement for the Fund	a percentage of average
		daily net assets)

USAA MSCI USA Value		0.15%
Momentum Blend Index ETF

USAA MSCI USA Small Cap		0.15%
Value Momentum Blend Index
ETF

USAA MSCI International Value		0.25%
Momentum Blend Index ETF

USAA MSCI Emerging Markets		0.30%
Value Momentum Blend Index
ETF

USAA Short-Term Bond ETF		0.25%

USAA Intermediate-Term Bond		0.30%
ETF

Dated: June 14, 2017

A-1

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SCHEDULE B

TO THE MANAGEMENT AGREEMENT BETWEEN

USAA ETF TRUST AND USAA ASSET MANAGEMENT COMPANY

Securities Lending Fees

As compensation for services provided by the Manager in connection with securities lending activities of each Fund, a lending Fund shall pay to the Manager, 1.00% of the investment income (net of any amounts paid to borrowers) on cash collateral and of the loan fees received from borrowers in respect of each securities loan, less custodial and similar expenses relating to such loans other than the portion of such amounts payable by the Fund as fees to a securities lending agent.

B-1

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